Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

Allego N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Primary Offering Ordinary Shares, nominal value €0.12 per share	457(o)	(1)	(2)	—	—	—	—	—	—	—
	Debt	Debt Securities	457(o)	(1)	(2)	—	—	—	—	—	—	—
	Other	Warrants	457(o)	(1)	(2)	—	—	—	—	—	—	—
	Other	Units	457(o)	(1)	(2)	—	—	—	—	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(1)	(2)	$300,000,000	0.00014760	$44,280	—	—	—	—
	Equity	Secondary Offering Ordinary Shares, nominal value €0.12 per share	415(a)(6)	197,837,067(3)	$1.35(4)	$267,080,040.45	0.00014760	$39,421.01	—	—	—	—
	Total Offering Amounts					$567,080,040.45		$83,701.01
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$83,701.01

(1)

There are being registered hereunder such indeterminate number of Ordinary Shares (as defined in the registration statement of which this exhibit forms a part (the “Registration Statement”)), debt securities, warrants and units as shall have an aggregate initial offering price not to exceed $300,000,000. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder also include such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions that could affect the securities to be offered.

(2)

The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified pursuant to Rule 457(o) under the Securities Act.

(3)

Consists of the resale from time to time by the Selling Securityholder (as defined in the Registration Statement) of up to 197,837,067 Ordinary Shares which were originally issued in connection with the Business Combination (as defined in the Registration Statement).

(4)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share is $1.35, which was the average of the high and low prices of the Ordinary Shares on November 24, 2023 on the New York Stock Exchange, which date is within five (5) business days prior to the filing date of the Registration Statement.